January 29, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

         We have acted as counsel for CMP Group, Inc. and its wholly-owned subsidiary, New England Gas Development Corporation (the "Applicants") in connection with their Application on Form U-1 (File No. 70-9367) (the
"Application"), filed with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended. The Application requests that the Commission issue an order authorizing the acquisition by the Applicants of up to 50% of the membership interests of CMP Natural Gas, L.L.C., a Maine limited liability company, which will be a natural gas utility company operating in the State of Maine.

         As counsel to the Applicants, we are generally familiar with their corporate proceedings and have examined the Application, the Joint Venture Agreement dated as of November 13, 1997, as amended, between New England Gas Development Corporation and Energy East Enterprises, Inc., a wholly-owned subsidiary of Energy East Corporation, and such other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth. In addition, we have made such other and further investigations as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted  to us as  originals,  the  conformity  to original  documents  of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         With respect to all matters of law of the State of Maine, insofar as they relate to this opinion, we have relied upon an opinion of even date herewith of Anne M. Pare, Esq., Treasurer, Corporate Counsel and Secretary of CMP Group, Inc., a copy of which is attached hereto.

         Based on the foregoing and upon such further examination of corporate records and documents and matters of law as we have considered necessary or desirable for the purposes of this opinion, it is our opinion that:

          (a) CMP Group, Inc. and CMP Natural Gas, L.L.C. are validly organized and duly existing under the laws of the State of Maine;

          (b) when the Commission has taken the action requested in the Application (i) all state laws applicable to the transactions contemplated in the Application will have been complied with; (ii) the Applicants may legally acquire the membership interests in CMP Natural Gas, L.L.C.; and (iii) the consummation of the transactions proposed in the Application will not violate the legal rights of the holders of any securities issued by the Applicants or any associate company thereof.

         The opinion expressed herein is limited to the laws of the State of New York and to applicable United States federal law and we express no opinion as to the laws of any other jurisdiction, except as to the State of Maine for which we are relying on the opinion of Anne, M. Pare, Esq. referred to herein and attached hereto.

         We hereby consent to the filing of this opinion as Exhibit F-1 to the Application.

                                                     Very truly yours,

                                                     Huber Lawrence & Abell







                                                              January 29, 1999


Huber Lawrence & Abell
605 Third Avenue
New York, New York  10158

Ladies and Gentlemen:

         I am Treasurer, Corporate Counsel and Secretary of CMP Group, Inc., and am an attorney licensed to practice law in the State of Maine. This opinion is rendered in connection with the applications on Form U-1 of CMP Group, Inc. and New England Gas Development Corporation (File No. 70-9367) and of Energy East Corporation and Energy East Enterprises, Inc. (File No. 70-9369) (collectively, the "Applications"), filed with the Securities and Exchange Commission (the "Commission") under the Public Utility Holding Company Act of 1935, as amended, in connection with the acquisition of membership interests in CMP Natural Gas, L.L.C. (the "Transaction") pursuant to a Joint Venture Agreement dated November 13, 1997, as amended (the "Joint Venture Agreement").

         For purposes of this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of (i) the Joint Venture Agreement, (ii) the Articles of Incorporation of CMP Group, Inc., as amended and as in effect on the date hereof, (iii) the Articles of Organization of CMP Natural Gas, L.L.C. as in effect on the date hereof, and (iv) such other documents, certificates and records as I have deemed necessary or appropriate.

         In such examination, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as certified or photostatic copies, and the authenticity of the originals of such latter documents.

         Based on the foregoing, it is my opinion that:

          (a) CMP Group, Inc. and CMP Natural Gas, L.L.C. are validly organized and duly existing under the laws of the State of Maine; and

          (b) (i) all laws of the State of Maine applicable to the Transaction will have been complied with; (ii) CMP Group, Inc. and New England Gas Development Corporation may legally acquire the membership interests in CMP Natural Gas, L.L.C.; and (iii) the consummation of the Transaction will not violate the legal rights of the holders of any securities issued by CMP Group, Inc. or New England Gas Development Corporation or any associate company thereof.

         The opinion expressed herein is subject to the condition that the Commission shall have duly entered an appropriate order or orders granting and permitting the Applications to become effective with respect to the Transaction and that the Transaction shall be effected in accordance with all required approvals, authorizations, consents, certificates and orders of any state or federal commission or regulatory authority with jurisdiction over the Transaction and that such required approvals, authorizations, consents, certificates and orders shall have been obtained and remain in full force and effect.

         The opinion expressed herein is limited to the laws of the State of Maine. I understand you are delivering opinions of approximately even date herewith to the Commission. I hereby consent to the filing of this opinion as an attachment to your opinions filed as Exhibit F-1 to the respective applications. I hereby consent to reliance on this opinion with respect to Maine law by Huber Lawrence & Abell.

                                             Very truly yours,


                                             Anne M. Pare